UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2019

ASV HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38089	82-1501649
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Lily Lane, Grand Rapids, MN	55744
(Address of Principal Executive Offices)	(Zip Code)

(218) 327-3434

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ASV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 26, 2019, ASV Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Yanmar America Corporation, a Georgia corporation (“Parent”), Osaka Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Yanmar Co., Ltd., a company organized under the laws of Japan (“Guarantor”).

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (A) shares of Common Stock held in the treasury of the Company and shares of Common Stock owned by Parent or any direct or indirect subsidiary of Parent (including Merger Sub) which shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto and (B) shares of Common Stock for which appraisal rights have been validly asserted) shall be converted into the right to receive $7.05 per share in cash, without interest (the “Per Share Merger Consideration”). Guarantor has irrevocably and unconditionally guaranteed to the Company the due and punctual payment and performance of (i) Parent’s and Merger Sub’s obligations under the Merger Agreement, and (ii) Parent’s and Merger Sub’s liability and obligations (including for breach) under the Merger Agreement.

At the Effective Time, any restricted stock units providing for a right to receive shares of Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition shall, as of the Effective Time, whether granted prior to the date of the Merger Agreement or granted after the date of the Merger Agreement as permitted by the Merger Agreement, become fully vested and nonforfeitable and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of Common Stock subject to such restricted stock units.

The Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (iv) recommended that the stockholders of the Company vote to approve the Transactions, including the Merger, and adopt the Merger Agreement, and (v) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders.

The consummation of the Merger (the “Closing”) is subject to certain conditions, including (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Stockholder Approval”), (ii) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger and (iii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable foreign, federal or state antitrust, competition or fair-trade laws shall have expired or been terminated. Each of Parent’s, Merger Sub’s, and the Company’s obligation to consummate the Merger is also subject to additional customary conditions, including (x) subject to specific standards, the accuracy of the representations and warranties of the other party, (y) performance in all material respects by the other party of its obligations under the Merger Agreement, and (z) with respect to Parent’s and Merger Sub’s obligations to consummate the Merger, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement).

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the earlier of the Closing or the date that the Merger Agreement is terminated in accordance with its terms. Each of Parent and Merger Sub has agreed to customary covenants related to treatment of employees and their compensation and benefits after Closing.

The Company is also subject to customary restrictions on its ability to solicit acquisition proposals from third parties, to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the Stockholder Approval, these restrictions are subject to customary “fiduciary out” provisions that allow, under certain circumstances, (i) the Company to provide information to, and enter into discussions or negotiations with, third parties with respect to an acquisition proposal if the Board determines in good faith, after consultation with and taking into account the advice of, the Company’s financial advisor and outside legal counsel, that such alternative acquisition proposal could reasonably be expected to constitute or result in a superior proposal and that failure to take such actions would be inconsistent with its fiduciary duties and (ii) the Board to withdraw or change its recommendation in favor of the Merger if a Company Intervening Event (as defined in the Merger Agreement) occurs and as a result thereof it determines that its failure to take such action would be inconsistent with its fiduciary duties. If the Company receives an unsolicited, written acquisition proposal that the Board determines in good faith (after consultation with its outside advisors) is a Superior Proposal (as defined in the Merger Agreement) and determines in good faith (after consultation with its outside legal counsel) that its failure to withdraw or change its recommendation with respect to the Merger would be inconsistent with its fiduciary duties, the Company may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal.

The Merger Agreement also includes customary termination provisions for both the Company and Parent and provides that, in connection with the termination of the Merger Agreement, under specified circumstances, the Company will be required to pay Parent a termination fee of $2,650,000, including if (i) the Company enters into an acquisition agreement with respect to a superior proposal prior to obtaining the Stockholder Approval or (ii) the Board changes its recommendation or takes similar actions prior to the meeting of the stockholders. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay to Parent up to $500,000 for expenses incurred by Parent. The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay to the Company up to $500,000 for expenses incurred by the Company.

Each party to the Merger Agreement is required to use its reasonable best efforts to take all actions to consummate the Merger.

The Merger Agreement includes customary representations, warranties, and covenants of the Company made solely for the benefit of Parent and Merger Sub. The assertions embodied in those representations and warranties were made solely for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters of fact and may be subject to important qualifications and limitations agreed to by the Company, Parent, and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, and covenants or any description thereof as characterizations of the actual state of facts of the Company or any of its subsidiaries or affiliates.

If the Merger is consummated, the Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934.

This summary of the principal terms of the Merger Agreement, a copy of which is filed as Exhibit 2.1, and incorporated herein by reference, is intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and related summary is not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to the Company. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Voting Agreement

Concurrently with the execution of the Merger Agreement, on June 26, 2019, A.S.V. Holding, LLC, which is a wholly owned subsidiary of Terex Corporation, Inc. (the “Key Stockholder”) representing approximately 34% of the outstanding Common Stock of the Company entered into a Voting Agreement (the “Voting Agreement”) with Parent, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Key Stockholder agreed to vote its shares of Common Stock in favor of the adoption of the Merger Agreement and against any alternative proposal. The Voting Agreement automatically terminates upon the earliest to occur of (i) the Effective Time, (ii) a change in the Board’s recommendation to stockholders that results from a Company Intervening Event, (iii) the termination of the Merger Agreement, (iv) the election of the Key Stockholder upon any amendment or modification to the Merger Agreement with respect to any terms of the merger consideration, the conditions to the merger or any change to the Merger Agreement that would have a materially adverse impact on the Key Stockholder or (v) the written agreement of the parties to the Voting Agreement. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2019, the Board, in accordance with the requirements of the Merger Agreement regarding the treatment of outstanding restricted stock units, adopted resolutions approving the accelerated vesting and settlement of all outstanding restricted stock units and the cash-out of the same in connection with the Merger. The accelerated vesting, settlement, and cash-out are conditioned upon and subject to the closing of the Merger.

Compensatory Arrangement

On June 26, 2019, the Board adopted retention bonus agreements (the “Retention Agreements”) that apply to the following named executive officers of the Company: Melissa How, Chief Financial Officer, and Justin Rupar, Vice President of Sales and Marketing (collectively, the “Participants”). The purpose of the Retention Agreements is to ensure that the expertise of such Participants is preserved for the benefit of the Company through at least the Effective Time.

Pursuant to the Retention Agreements, each Participant will receive a retention bonus in the event that such Participant (i) remains employed by the Company and performs his or her duties and responsibilities in a satisfactory manner through the earlier of (i) the closing date of the Merger or (ii) the Merger Agreement is terminated in accordance with its terms. If a Participant is terminated for Cause (as such term is defined in each Retention Agreement), such Participant shall not be entitled to receive the retention bonus. Pursuant to their respective Retention Agreements, Ms. How will receive $75,000 and Mr. Rupar will receive $50,000.

The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Retention Agreements, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On June 27, 2019, the Company issued a press release announcing the transactions contemplated by the Merger Agreement. The press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Forward-Looking Statements

This communication contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of the Company and potential difficulties in the Company employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s’ ongoing business operations, and (vii) the outcome of any legal proceedings that may be instituted against the Company or Parent related to the merger agreement or the transaction. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2018, which is available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” and elsewhere in the Form 10-K. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger between a subsidiary of Parent and the Company. In connection with the proposed merger, the Company plans to file with the Securities and Exchange Commission (“SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the “Investor Relations” section of the Company’s website at www.asvi.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations, ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, MN 55744. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Participants in Solicitation

The Company and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about the Company’s directors and executive officers and their interests in the proposed merger is set forth in ASV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated June 26, 2019 among Yanmar America Corporation, a Georgia corporation , Osaka Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Yanmar, Co. Ltd., a company organized under the laws of Japan and ASV Holding, Inc., a Delawre corporation.

10.1	Voting Agreement, dated June 26, 2019, between A.S.V Holding, LLC and Yanmar America Corporation

10.2	Form of Retention Agreement

99.1	Press Release, dated June 27, 2019

*

Schedules and similar attachments to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and similar attachments upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ASV HOLDINGS, INC.

Date: June 27, 2019	By:	/s/ Andrew M. Rooke
	Name:	Andrew M. Rooke
	Title:	Chief Executive Officer